Exhibit 3.4

BYLAWS

OF

S & P HOLDINGS, INC.

Adopted as of December 31, 1999

The Board of directors of S & P Holdings, Inc. (“Corporation”) hereby adopt the following Bylaws.

ARTICLE I
SHAREHOLDERS

1.1          Annual Meetings.  Annual meetings of the Corporation’s shareholders (“Shareholders”) shall be held at the date, time and place, within or outside the State of Louisiana, designated by resolution of the Corporation’s board of directors (“Board”) for the purpose of electing the Corporation’s directors (“Directors”) and for the transaction of such other business as may properly be brought before the meeting.  If no annual Shareholders’ meeting is held for a period of eighteen (18) months, any Shareholder may call such meeting to be held at such date, time and place as may be specified in the respective notices or waivers of notice thereof.

1.2          Special Meetings.  Special meetings of the Shareholders may be called at any time by the Corporation’s president, secretary or treasurer (respectively, “President,” “Secretary” and “Treasurer”), or by the Board, or in any manner agreed to among the Shareholders.  Such special meetings of the Shareholders shall be held at such places, within or outside the State of Louisiana, as shall be specified in the respective notices or waivers of notice thereof.  No business shall be transacted at any special meeting of Shareholders other than the items of business stated in the notice of meeting given by the Secretary.

1.3          Notice of Meetings.  The authorized person(s) calling a Shareholders’ meeting must deliver written notice of the time, place and purpose of the meeting to all Shareholders entitled to vote at such meeting at least ten (10) days, but no more than sixty (60) days prior to the date fixed for such meeting.  If such notice is mailed, it shall be deemed delivered to a Shareholder when deposited in the United States Mail, postage prepaid, directed to such Shareholder at his or her address as it appears on the records of the Corporation.  Such further notice shall be given as may be required by law, the Corporation’s articles of incorporation (“Articles”), or these bylaws (“Bylaws”).  Notice is waived by each Shareholder present in person or represented at any meeting of Shareholders unless at the beginning of the meeting the Shareholder or his proxy objects to the transaction of any business at the meeting on the grounds that the meeting is not properly called or convened.

1.4          Quorum.  Except as otherwise required by law, the Articles, or these Bylaws, the presence, either in person or by proxy, of the holders of record of a majority of the shares entitled to vote at a meeting of Shareholders shall constitute a quorum for the transaction of business at such meeting.

1.5          Voting.  If, pursuant to Section 1.9 of these Bylaws, a record date has been fixed, every holder of record shares entitled to vote at a meeting of Shareholders shall be entitled to one vote for each share of stock outstanding in such Shareholder’s name on the books of the Corporation at the close of business on such record date.  If no record date has been fixed, then every holder of record shares entitled to vote at a meeting of the Shareholders shall be entitled to one vote for each share of stock outstanding in such Shareholder’s name on the books of the Corporation at the close of business on the day preceding the day on which notice of the meeting is given, or, if notice is waived, at the close of business on the date preceding the day on which the meeting is held.  Except as otherwise required by law, the Articles, these Bylaws, the vote of a majority of the shares represented in person or by proxy at any meeting at which a quorum is present and entitled to vote on the subject matter shall be the act of the Shareholders.

1.6          Adjournment.  If a quorum is not present at any meeting of the Shareholders, the Shareholders present, either in person or by proxy, shall have the power to adjourn any such meeting from time to time until a quorum is present.  Notice of any adjourned meeting of the Shareholders need not be given if the place, date and time thereof are announced at the meeting at which the adjournment is taken, provided, however, that if the adjournment is for more than thirty (30) days, or if after the adjournment a new record date for the adjourned meeting is fixed pursuant to Section 1.9 hereof, a notice of the adjourned meeting, conforming to the requirements of Section 1.3 hereof shall be given to each Shareholder of record entitled to vote at such meeting.  At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted on the original date of the meeting.

1.7          Proxies.  At any meeting of the Shareholders, every Shareholder having the right to vote is entitled to vote in person or by proxy appointed by an instrument in writing signed by the Shareholder.  No such proxy shall be voted or acted upon after the expiration of three (3) years from the date of such proxy, unless the instrument expressly provides for some other definite period of validity.  Every proxy shall be revocable at the pleasure of the Shareholder executing it, except in those cases where applicable law provides that a proxy shall be irrevocable.

1.8          Written Consent.  Whenever by law, the Articles, or these Bylaws, the affirmative vote of Shareholders is required to authorize or constitute corporate action, the consent in writing to the corporate action signed by all of the Shareholders having voting power on the particular question is sufficient for the purpose, without necessity of a meeting, without prior notice thereof and without a vote of the Shareholders.  The consent, together with a certificate by the Secretary of the Corporation to the effect that those signing the consent constitute all of the required proportion of the Shareholders entitled to vote on the particular question, shall be filed with the records of proceedings of the Shareholders.  If no record date has been fixed pursuant to Section 1.9 hereof, the record date for determining Shareholders entitled to consent to corporate action in writing without a meeting shall be the day on which the first written consent is expressed.

1.9          Record Date.

(a)                                  Fixed by Board.  The Board may fix in advance a record date for determination of Shareholders entitled to notice of and to vote at a meeting, or to receive a dividend, or to receive or exercise subscription or other rights, or to participate in a reclassification of stock, or in order to make a determination of Shareholders for any other purpose, which may not be more than sixty (60) days and, if fixed for the purpose of determining Shareholders entitled to notice of and to vote at a meeting, not fewer than ten (10) days, prior to the date on which the meeting is to be held, dividends are to be paid, subscription or other rights are to be received or exercised, or other action requiring the determination of shareholders is to be taken.

(b)                                 Not Fixed.  If no such date is fixed, Shareholders entitled to notice of and to vote at a meeting shall be those who were record holders at the close of business on the day prior to which the notice of the meeting is mailed, or if notice is waived, at the close of business on the day prior to the meeting, and for any purpose other than a meeting, at the close of business on the day on which the Board adopts the resolution relating to the matter.

(c)                                  Consents.  For purposes of determining Shareholders entitled to consent to corporate action in writing without a meeting, the Board may fix the record date, which will not precede the date upon which the resolution fixing the record date is adopted by the Board, and which date should not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board.

1.10        Registered Holder.  The Corporation and its Directors and officers may recognize and treat a person registered on its records as the owner of shares, as the owner in fact of those shares for all purposes, and as the person exclusively entitled to have and to exercise all rights and privileges incident to the ownership of the shares, despite any actual or constructive notice to the Corporation or its Directors or officers to the contrary.

ARTICLE II
BOARD OF DIRECTORS

2.1          Number; Qualifications; Term of Office.  The Board shall consist of not more than seven (7) members.  Directors need not be Shareholders.  Each Director shall hold office until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal.

2.2          Election; Resignation; Vacancies.  Except as otherwise provided in Sections 2.4 and 2.5 hereof, the Directors shall be elected at the first annual meeting of Shareholders and at each annual meeting thereafter, each of whom shall hold office for a term of one (1) year and until his successor is elected and qualified.  If the annual meeting for the election of Directors is not held on the date designed therefor, the Directors shall cause the meeting to be held as soon thereafter as convenient, but, in any event, within thirty (30) days after the date designated therefor.  At each meeting of the Shareholders for the election of Directors, provided a quorum is present, the Directors shall be elected by a majority of the votes validly cast in such election, except as otherwise agreed to among the Shareholders.  Any Director may resign at any time upon written notice to the Corporation.

2.3          Removal.  The Shareholders may, at any time, either by written consent or affirmative vote of a majority of the outstanding shares of stock of the Corporation entitled to vote, at a special meeting called for that purpose, remove from office, with or without cause, any director, subject to any restrictions, limitation, terms or other conditions agreed to among the Shareholders.  Any vacancy in the Board caused by such removal may be filled in the same manner by which the vacancy was crated, or as provided in Section 2.5 hereof.

2.4          Vacancies.  The office of a Director becomes vacant (1) if the Director dies or resigns, or (2) if the Director is removed from office by vote of the Shareholders, (3) if the Director’s office is declared vacant by the Board after the Director is (i) interdicted or otherwise adjudicated an incompetent, (ii) adjudicated a bankrupt, (iii) in the good faith opinion of the Board, becomes so incapacitated by illness or other infirmity that he is unable to perform his duties for a period of six months or longer, or (iv) ceases at any time to have the qualifications required by law, the Articles, or these Bylaws.  The remaining Directors, although less than a quorum, may, by vote of a majority remaining in office, fill any vacancy on the Board for an unexpired term, subject to any restrictions, limitation, terms or other conditions set forth in these Bylaws, provided that the Shareholders have the right to fill the vacancy by a majority of votes cast at any special meeting called for that purpose before the Board has acted to fill the vacancy, subject to any restrictions, limitation, terms or other conditions set forth in this Agreement.

2.5          Annual and Regular Meetings; Notice.  The Board shall meet not less than once every calendar quarter with the period between any two meetings of the Board not to exceed one hundred (100) days.  The annual meeting of the Board shall be held immediately following the annual Shareholders’ meeting at the place of such annual meeting of the Shareholders, or at such places within or outside the State of Louisiana as the Board may from time to time determine and may be held without notice, provided, however, that notice of the date, time, and place fixed or changed by the Board be promptly mailed, furnished by telephone, telex, telecopier, telegram, radio or cable, or delivered personally, to each Director who shall not have been present at such meeting.  Notice of such action at the meeting need not be given to any Director who attends the first regular meeting after such action is taken without protesting lack of notice to him or her, prior to or at the commencement of such meeting, or to any Director who submits a signed waiver of notice, whether before or after such meeting.

2.6          Special Meeting; Notice.  Special meetings of the Board shall be held whenever called by either the Chairman, the President, the Secretary, the Treasurer, or in the event of their absence or disability, by any Vice President, on five (5) days notice of the date, time, place and purpose of the meeting given to each Director, either personally or by telephone, mail, telegram or electronic facsimile transmission, or on ten (10) days notice if notice is mailed to each Director, addressed to such Director at his or her usual place of business.  Notice of any special meeting need not be given to any Director who attends such meeting without protesting to the lack of notice to him or her, prior to or at the commencement of such meeting, or to any Director who submits a signed waiver of notice, whether before or after such special meeting.

2.7          Quorum; Voting.  A majority of the duly elected Directors is necessary to constitute a quorum for the transaction of business, and except as otherwise provided by law, subject to any restrictions, limitations, terms or other conditions agreed to by the Corporation, the vote of a majority of the Directors present at a meeting at which a quorum is present constitutes the act of the Board.  If a quorum is not present at any meeting of the Board, the Directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

2.8          Action by Consent.  Any action that may be taken at a meeting of the Board or any committee of the Board may be taken by a consent in writing signed by all of the Directors or by all of the members of the committee, as the case may be, and filed with the records of proceedings of the Board or committee.

2.9          Telephone Meetings.  Members of the Board or of any committee of the Board may participate at and be present at any meeting of the Board or committee by means of conference telephone or similar communications equipment if all persons participating in the meeting can hear and communicate with each other.  Participation in a meeting under this section constitutes presence in person at the meeting, except as to a person who at the beginning of the meeting objects to the transaction of business at the meeting on the ground that the meeting is not lawfully called or convened.

2.10        Waiver of Notice.  Whenever by law, the Articles, or these Bylaws, notice is required to be given to a Director, a waiver of the notice in writing signed by the person entitled to notice, whether prior to or after the time of the meeting or other action, is the equivalent of the required notice for all purposes.  A Director’s attendance at or participation in a meeting, in person or by duly authorized proxy, waives any required notice to him unless at the beginning of the meeting or promptly upon his arrival, the director or his duly appointed proxy objects to holding the meeting or transacting business at the meeting on grounds that it is not duly called or convened and does not thereafter vote for or assent to the action taken at the meeting.

2.11        Proxies.  If authorized by the Articles, any director absent from a meeting of the Board or any committee of the Board may be represented by any other director or Shareholder, who may cast the vote of the absent director in accordance with that director’s written instructions, general or specific.

2.12        Compensation; Expenses.  The amount, if any, which each Director shall be entitled to receive as compensation for his or her services as such shall be fixed from time to time by resolution of the Board.  The Corporation shall reimburse Directors for their travel expenses incurred in attending (a) any meetings of the Board or its committees, or (b) any other meetings or function (e.g. trade shows, negotiating sessions, etc.) in their capacity as representatives of the Corporation.

ARTICLE III
COMMITTEES

The Board may by resolution or these Bylaws designate one or more committees, each committee to consist of two or more Directors may be named as alternate members to replace any absent or disqualified regular members), which, to the extent provided by resolution of the Board, the Articles, or these Bylaws, shall have and may exercise the powers of the Board in the management of the business and affairs of the Corporation, and may have the power to authorize the seal of the Corporation to be affixed to documents.  The composition of each committee shall be proportionately equivalent to that of the Board.  A committee has such name or names as may be stated in the Articles or these Bylaws or as may be determined from time to time by the Board.  Any vacancy occurring in a committee may be filled by the Board, but the President may designate another Director to serve on the committee pending action by the Board.

ARTICLE IV
OFFICERS

4.1          Designations.  The officers of the Corporation shall be chosen by the Board and shall be a President, a Secretary, and a Treasurer.  The Board may elect one or more Vice Presidents.  Any two offices may be held by the same person, except that no person holding more than one office may sign in more than one capacity any certificate or other instrument required by law to be signed by two officers.

4.2          Appointment of Certain Officers.  At the first meeting of the Board, or at such time when there shall be a vacancy in the office, the board shall select a President, a Secretary, a Treasurer, and may select one or more Vice Presidents, each of whom shall serve for one (1) year, or until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal.

4.3          Appointment of Other Officers.  The Board may also appoint such other officers, employees and agents of the Corporation as it may deem necessary; or it may vest the authority to appoint other officers, employees and agents in the President or such other of the officers of the Corporation as it deems appropriate, subject in all cases to the direction of the Board.  Subject to these Bylaws, all of the officers, employees and agents of the Corporation shall hold their offices or positions for such terms and shall exercise such powers and perform such duties as shall be specified from time to time by the Board or the President.

4.4          Compensation.  The salary and any bonus of the President shall be fixed from time to time by the Board.  The salaries and bonuses of all other officers and employees of the Corporation shall be fixed from time to time by the President with the approval of the Compensation Committee.  No officer shall be prevented from receiving a salary or bonus by reason of the fact that he is also a director of the Corporation.

4.5          Removal.  Any officer or employee of the Corporation may be removed, with or without cause, at any time by the action of the Board or the President, but such removal shall not prejudice the rights, if any, of the person so removed to recover damages for breach of contract.

4.6          Duties and Powers of Officers.  The Officers of the Corporation shall have such duties and powers as are provided and prescribed from time to time by resolution of the Board, or as customarily exercised by corporate officers holding such offices.

ARTICLE V
STOCK

5.1          Certificates.  Every Shareholder shall be entitled to have a certificate signed by the President and Secretary of the Corporation evidencing the number and class (and series, if any) of shares owned by him or her, containing such information as required by law and bearing the seal if any, of the Corporation.  If any stock certificate is manually signed by a transfer agent or registrar other than the Corporation itself or an employee of the Corporation, the signatures of the President and Secretary may be a facsimile.  If any officer, transfer agent or registrar who signs or whose facsimile signature is placed upon a certificate ceases to be such officer, transfer agent or registrar before the certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

5.2          Missing Certificates.  The President or the Board may direct a new certificate or certificates to be issued in place of any certificate or certificates issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed.  The President or the Board may, in their discretion and as a condition precedent to the issuance of a new certificate require the owner of the lost, stolen or destroyed certificate, or his legal representative, to advertise the same in such manner as he or it shall require and/or to give the Corporation a bond in such sum as the President or Board deems appropriate as indemnity against any claim that may be made against the Corporation with respect to the certificate claimed to have been lost, stolen or destroyed.

5.3          Registration of Transfers.  Upon surrender to the Corporation or any transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by a proper evidence of succession, assignment or authority to transfer, the Corporation shall have a new certificate issued to the person entitled thereto, have the old certificate canceled and have the transaction recorded on its books.

ARTICLE VI
INDEMNIFICATION

6.1          Mandatory Indemnification.  The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, including any action by or in right of incorporation, by reason of the fact that he is or was a Director, officer, employee or agent of another corporation, partnership or other enterprise against expense including attorney’s fees, to the extent that the Director has been successful on the merits or otherwise in defense of the action, suit or proceeding, or in defense of any claim, issue or matter therein.

6.2          Permitted Indemnification.  The Corporation has authority, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, upon an affirmative authorization by the Board, to indemnify and hold harmless any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, including any action by or in right of incorporation, by reason of the fact that he is or was a Director or officer of the Corporation or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership or other enterprise against expenses, including attorney’s fees without regard to whether the director has been successful on the merits or otherwise in defense of the action, suit or proceeding, or in defense of any claim, issue or matter therein.  Unless ordered by a court, indemnification may be paid under this section only as authorized in a specific case after a determination that the applicable standard of conduct has been met by the person seeking indemnification has been made by any of the following:

(A)                              By the Board by a majority vote of a quorum consisting of directors who were not parties to the proceeding.

(B)                                If such a quorum cannot be obtained and the Board so directs, by independent legal counsel.

(C)                                By the Shareholders.

6.3          Advance of Expenses.  The Corporation shall pay the expenses including attorney’s fees, incurred by a Director or former Director in defending any proceeding in advance of its final disposition and in advance of a final disposition and in advance of a final determination of the person’s entitlement to indemnification but only if the Corporation has first received from the person seeking payment of such expenses an undertaking to repay all amounts advanced if it should ultimately be determined that the Director or former Director, was not entitled to indemnification.  Such advance of expenses is not mandatory with respect to proceedings against that director that are commenced by the Corporation or by the person seeking the advance or continued with the approval of the Board.

ARTICLE VII
MISCELLANEOUS

7.1          Amendments.  Subject to any restrictions, limitations, terms or other conditions agreed to by the Corporation and the Shareholders, these Bylaws may be amended, altered or repealed at any regular or special meeting of the Shareholders or of the Board, if, however, in the case of any such special meeting of the Shareholders only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting, provided that the Board shall not have the power to amend, alter or repeal any Bylaw which requires the approval or consent of the Shareholders to any action referred to therein.

Adopted as of the 31st day of December, 1999.